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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------


The Board of Directors and Stockholders
CellStar Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-87754 and 333-23381) of CellStar Corporation of our report dated January 31, 1997, relating to the consolidated balance sheets of CellStar Corporation and subsidiaries as of November 30, 1996, and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended November 30, 1996, which report appears in the November 30, 1996 annual report on Form 10-K, as amended by Form 10-K/A, Amendment No. 1, of CellStar Corporation.


/s/  KPMG PEAT MARWICK LLP

Dallas, Texas
July 9, 1997